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                                                                     Exhibit 2.1

                 AMENDED AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 12, 1996, and amended January 16, 1997, by and between Life Savings Bank, federal savings bank, a federal stock savings bank ("Life Savings" or the "Bank") insured by the Savings Bank Insurance Fund ("SAIF"), Life Financial Corp. ("Life Financial Corp." or the "Company"), a Delaware corporation, and Life Interim Federal Savings Bank, an interim federal stock savings bank ("Interim").

     The Board of Directors of the Bank has determined that in connection with its Plan of Recapitalization that it is in the best interest of the Bank and its stockholders for the Bank to be reorganized into a holding company form of ownership. The Bank has caused or will cause Life Financial Corp. to be organized under Delaware law as a wholly-owned subsidiary for the purpose of becoming the holding company of the Bank. It is intended that the Reorganization will be accomplished by causing Life Financial Corp. to become the sole stockholder of the newly formed Interim, and then merging Interim into the Bank. Pursuant to the merger, all of the outstanding shares of common stock of the Bank will automatically be converted on a three for one basis into and become the shares of common stock of Life Financial Corp., which would then become the sole stockholder of the Bank ("Reorganization").

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree to effect the Reorganization of the Bank into the holding company form of ownership in accordance with and subject to the terms and conditions hereinafter set forth.

                                   ARTICLE I

                             MERGER OF INTERIM INTO
                        LIFE SAVINGS AND RELATED MATTERS

     1.1 On the Effective Date (as defined in Article V below), Interim will be merged with and into the Bank (the "Merger") and Life Savings will be the Resulting Institution. Upon the Merger, the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of Life Savings and shall be deemed to be a continuation of Interim, and Life Savings shall succeed to the rights and obligations of Interim.

     1.2 Following the Merger, the existence of Life Savings shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a stock savings bank organized under federal law, with a charter and bylaws in the form approved by the Office of Thrift Supervision ("OTS"); and the Charter and Bylaws of Life Savings, as in effect on the Effective Date, shall continue
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in full force and effect and shall not be changed in any manner whatsoever by the Merger. The Bank shall continue to operate under its present name "Life Savings Bank, Federal Savings Bank".

     1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of Life Savings, the business presently conducted by the Bank will continue to be conducted by the Resulting Institution. It is the parties' intention that the continuity of operation of Life Savings' business will be maintained as a wholly-owned subsidiary of the Company. The home office and loan centers of the Bank in existence immediately prior to the Effective Date shall continue to be the home office and loan centers, respectively, of the Bank from and after the Effective Date. The location of the home office and loan centers of the Bank is set forth on Attachment 1 attached hereto.

     1.4 The names, residence addresses and terms of office of each of the persons who are directors of the Bank and will continue to be directors of the Resulting Institution are set forth in Attachment 2 attached hereto:

     1.5 On the Effective Date, the officers of Life Savings will continue to be officers of the Resulting Institution and shall serve in their respective capacities until their successors are duly elected and qualified. Executive officers' names and positions are set forth in Attachment 3 hereto.

     1.6 On and after the Effective Date, the acceptance of deposits by the Bank shall not be affected by the Reorganization contemplated by this Agreement.

                                   ARTICLE II

                              CONVERSION OF STOCK

     2.1 The manner and basis of converting the common stock of the parties of this Agreement shall be as follows:

     A. On the Effective Date, all shares of common stock of Life Financial Corp. held by Life Savings shall be cancelled and shall no longer be deemed to be issued or outstanding for any purpose.

     B. On the Effective Date, each share of common stock, $8.00 stated value, of Life Savings (the "Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become three (3) shares of fully paid and non-assessable common stock, par value $.01 per share, of Life Financial Corp. (the "Company Common Stock"). From and after the Effective Date, each certificate which, prior to the Effective Date, represented shares of the Bank, shall evidence ownership of Life Financial Corp. on the basis hereinbefore set forth.
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     C.  Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of fully paid and non-assessable common stock, $8.00 stated value, of the Bank and shall not be further converted into shares of Life Financial Corp. so that from and after the Effective Date, all of the issued and outstanding shares of common stock of the Bank shall be held by Life Financial Corp. From and after the Effective Date, each certificate, if any, which, prior to the Effective Date, represented shares of Interim, shall evidence ownership of the Bank on the basis hereinabove set forth.

     D. At or prior to the Effective Date, the Bank shall designate an exchange agent to receive from the holders of the Bank's common stock certificates, which immediately prior to the Effective Date represented the Bank Common Stock, and to exchange such certificates for certificates of Life Financial Corp. Common Stock as heretofore provided. Promptly after the Effective Date, the exchange agent shall mail to each record holder, as of the Effective Date, of any outstanding certificate or certificates, which prior to the Effective Date represented shares of the Bank's Common Stock, a letter of transmittal (which shall specify how delivery shall be effected, and that risk of loss and title to such certificate or certificates shall pass only upon proper delivery of such certificate or certificates, together with a properly executed letter of transmittal, to the exchange agent at its address stated therein) and instructions for use in effecting the surrender of such certificate or certificates for exchange therefor. Upon surrender to the exchange agent for such certificate or certificates, together with such letter of transmittal, properly executed, the exchange agent shall exchange such certificate or certificates for Certificates of Life Financial Corp. Common Stock as heretofore provided. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of the Bank's Common Stock, shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Life Financial Corp. Common Stock into which such shares of the Bank's Common Stock shall have been so converted.

     E. All shares of Life Financial Corp. Common Stock into which shares of the Bank's Common Stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

     F. On the Effective Date, the holders of certificates formerly representing the Bank's Common Stock outstanding on the Effective Date shall cease to have any rights with respect to the Bank's Common Stock, and their sole rights shall be with respect to Life Financial Corp.'s Common Stock into which their shares of the Bank's Common Stock shall have been converted by the Merger.

                                  ARTICLE III

                                   CONDITIONS

     3.1 The obligations of the Bank, Life Financial Corp., and Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:
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     A.  To the extent required by applicable law, rules, and regulations, the holders of shares of the Bank's Common Stock, at a meeting of the stockholders of the Bank duly called at which a quorum is present, shall have approved this Agreement by the affirmative vote of a majority of the shares of the Bank's Common Stock outstanding.

     B. The holders of the shares of capital stock of the Interim shall have approved this Agreement by the affirmative vote of two-thirds of the shares of capital stock of the Interim entitled to vote.

     C. The shares of Life Financial Corp.'s Common Stock to be issued to Life Savings stockholders pursuant to the Merger shall have been duly registered pursuant to Section 5 of the Securities Act of 1933, as amended and Life Financial Corp. shall have complied with all applicable state securities or "blue sky" laws relating to the issuance of Life Financial Corp.'s Stock.

     D. Any and all approvals from the OTS, the Federal Deposit Insurance Corporation ("FDIC"), the Securities and Exchange Commission and any other governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Life Financial Corp.'s Common Stock as contemplated by this Agreement shall have been obtained.

     E. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its accountant or legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under
Section 351 or other applicable provisions of the Internal Revenue Code of 1986, as amended and that no gain or loss will be recognized by the stockholders of the Bank upon the exchange of the Bank's Common Stock held by them solely for Life Financial Corp.'s Common Stock.

                                   ARTICLE IV

                                  TERMINATION

     This Agreement may be terminated and the Merger need not be consummated at the election of any of the parties hereto at any time before the Effective Date in the event that, for any reason, consummation of the holding company formation contemplated by this Agreement is inadvisable in the opinion of the Bank, the Company or Interim. Termination of this Agreement shall be effected by written notice by the terminating party to the other parties. Upon giving of such notice, this Agreement shall be terminated and there shall be no liability hereunder or on account of such termination on the part of the Bank, the Company, Interim or the directors, officers, employees, agent or shareholders of any of them. In the event of termination of this Agreement, the Bank shall pay the fees and expenses incurred in connection with this Agreement and the proposed holding company formation.

     This Agreement may be amended by agreement of the parties hereto at any time prior to the receipt of the approval of the stockholders of the Bank referred to hereinabove and at anytime after the receipt of such approval and before the Effective Date: (i) if the parties
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hereto determine that such amendment either is necessary to effect the
Reorganization or does not otherwise materially effect the rights of such stockholders or (ii) if such stockholders approve the amendment.

                                   ARTICLE V

                            EFFECTIVE DATE OF MERGER

     Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed such certificates or further documents as shall be required to be filed under applicable law, rule or regulation with the OTS and with such other federal and state regulatory agencies as may be required in order to effect the Merger provided for herein. The Merger shall not be effective unless approved by the OTS. The "Effective Date" of the Merger shall be the date upon which the Articles of Combination are endorsed by the Office of the Secretary of the OTS or such other date acceptable to the OTS and agreed to by the parties to this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

     6.2  This Agreement shall be governed by and construed under federal law.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                                       LIFE SAVINGS BANK,
                                       FEDERAL SAVINGS BANK



                                       By: /s/ Daniel L. Perl
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                                       LIFE FINANCIAL CORP.



                                       By: /s/ Daniel L. Perl
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                                       LIFE INTERIM FEDERAL SAVINGS BANK
                                       (IN ORGANIZATION)



                                       By: /s/ Daniel L. Perl
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